Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Senior Leadership Transition

CEO Sehat Sutardja and President Weili Dai Depart from

Management Positions, Effective Immediately

Board Forms Interim Office of the Chief Executive to Lead

Company until Replacements are Appointed

Santa Clara, Calif. (April 5, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced the departure of Chief Executive Officer Sehat Sutardja and President Weili Dai from their management positions, effective immediately. Dr. Sutardja and Ms. Dai will remain on the Board of Directors, with Dr. Sutardja continuing as Chairman. The Board, in conjunction with a leading executive search firm, will conduct a search for a new CEO and President.

The Board has formed an Interim Office of the Chief Executive to oversee day-to-day leadership of the Company’s operations. The Interim Office of the Chief Executive will be headed by Ms. Maya Strelar-Migotti, Executive Vice President, Smart Networked Devices and Solutions (SNDS) Business Group and Dr. Pantelis Alexopoulos, Executive Vice President of the Storage Business Group, as Interim Co-Chief Executive Officers. Each has the authority to exercise all powers of the Chief Executive Officer.

The other members of the Interim Office of the Chief Executive include Dr. Zining Wu, Chief Technology Officer; Mr. David Eichler, Interim Chief Financial Officer; Mr. Tom Savage, Senior Vice President and General Counsel; and Mr. William Valle, Vice President, Global Human Resources.

Arturo Krueger, Marvell’s lead outside director, said, “The Board would like to thank Sehat and Weili for their enormous contributions and service since they founded Marvell in 1995. Marvell has revolutionized the world through its innovative technology and breakthrough designs in the semiconductor industry. However, the Board believes that the time has come to move in a new leadership direction. The Company’s highest priority is to leverage Marvell’s strong core business and technology to drive the next stage of product innovation and profitable growth. The Board has full confidence in the proven ability of Maya and Pantelis, together with the other members of the Interim Office of the Chief Executive and all of Marvell’s employees, to continue providing world-class research and development and customer support during this time of transition. We look forward to demonstrating our continuing commitment to excellence in our products and service, as well as to creating value for our shareholders.”

On February 22, 2016, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s new independent public accounting firm. On March 1, 2016, the Company reported the results of the Audit Committee’s independent investigation of certain accounting and internal control matters. With these two key matters completed, the Company is working diligently to complete the preparation and filing of its Annual Report on Form 10-K for fiscal 2016 and its Quarterly Reports on Form 10-Q for the second and third quarters of fiscal 2016 as soon as practicable. As previously announced, a search for a permanent Chief Financial Officer and additional independent board members is underway with the assistance of an international executive search firm.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “can,” “will” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others: the interim performance of Interim Office of the Chief Executive; Marvell’s ability to recruit new executive leadership in a timely manner and, if they are recruited, their performance, the timing of Marvell’s regaining of compliance with its SEC reporting obligations, any matters arising out of the review and audit of Marvell’s financial statements by Marvell’s new independent registered public accounting firm, the results of further review by the Audit Committee of certain matters that came to the Audit Committee’s attention during the course of its now-completed investigation, adverse impact of litigation or regulatory activities, and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K for the year ended January 31, 2015 and its latest Quarterly Report on Form 10-Q for the quarter ended May 2, 2015 as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions and Kinoma software enabling the “Smart Life and Smart Lifestyle.” From storage to Internet of Things (IoT), cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell, the M logo, ARMADA, Avastar and Kinoma are registered trademarks of Marvell and/or its affiliates. Other names and brands may be claimed as the property of others.